To the Board of Directors
China Medicine Corporation

Independent Registered Public Accounting Firm's Consent

We consent to the incorporation in the Registration Statement of China Medicine Corporation on Form SB-2/A of our report dated March 28, 2007 on our audits of the consolidated financial statements of China Medicine Corporation and Subsidiaries as of December 31, 2006, and 2005 and for the years then ended. We consent to the incorporation by reference in the Registration Statement and Prospectus of the aforementioned report and to the use of our name as it appears under the caption “Experts” in the prospectus.

/S/ Moore Stephens Wurth Frazer and Torbet, LLP

Walnut, California

January 8, 2008